March 3, 2008

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements included under Item 4.01 of Form 8-K dated February 28, 2008 of Telava Networks, Inc. and have the following comments:

1.       We agree with the statements made in Item 4.01 (1)(A)-(D).

2.       We have no basis on which to agree or disagree with the statements made in Item 4.01 (2).

Very truly yours,

/s/ Bedinger & Company

Bedinger & Company